Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our amended and restated memorandum and articles of association and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below.

Our authorized share capital consists of 500,000,000 ordinary shares of a par value of $0.0002 per share, and 5,000,000 preference shares, of a par value of $0.0002 per share. As of August 10, 2026, 16,199,451 ordinary shares were issued and outstanding and 1,000,000 Series A Preference Shares and 666,667 series B Preference Shares were issued and outstanding.

We have adopted an amended and restated memorandum and articles of association. The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 20-F.

Ordinary Shares

Dividends. Subject to any rights and restrictions of any other class or series of shares, our board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of our lawfully available funds. No dividends shall be declared by the board out of our company except the following:

●	out of profits; or

●	out of the company’s “share premium account,” which represents the excess of the price paid to our company on the issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividend shall bear interest against our company.

Voting Rights. Holders of our ordinary shares vote as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. At any general meeting a resolution put to the vote of the meeting shall be decided by a poll.

As a matter of Cayman Islands law, (i) an ordinary resolution requires the affirmative vote of a majority of the shareholders who, being entitled to do so, attend and vote at a general meeting of the company; and (ii) a special resolution requires the affirmative vote of a majority of at least two-thirds of the shareholders who, being entitled to do so, attend and vote at a general meeting of the company.

Under Cayman Islands law, some matters, such as amending the memorandum and articles of association, changing the name or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the ordinary shares imposed by foreign law or by our amended and restated memorandum and articles of association or other constituent documents of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the ordinary shares unless the person is registered as a shareholder as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of our ordinary shares have been paid.

Winding Up; Liquidation. Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of a property, which is not required to be of the same kind for all shareholders.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. We may issue shares that are, or at our option or at the option of the holders are, subject to redemption on such terms and in such manner as it may, before the issue of the shares, determine. Under the Companies Act, shares of a Cayman Islands exempted company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the memorandum and articles of association authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

No Preemptive Rights. Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of our company.

Variation of Rights Attaching to Shares. If at any time the share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the amended and restated memorandum and articles of association, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the board of director not to have a material adverse effect upon such rights, otherwise, any such variation shall be made only with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Special Considerations for Exempted Companies. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or life the corporate veil).

Preference Shares

The board of directors is empowered to designate and issue from time to time one or more classes or series of preference shares and to fix and determine the relative rights, preferences, designations, qualifications, privileges, options, conversion rights, limitations and other special or relative rights of each such class or series so authorized. Such action could adversely affect the voting power and other rights of the holders of our ordinary shares or could have the effect of discouraging any attempt by a person or group to obtain control of us.

Series A Preference Shares

On July 2, 2025, the shareholders of the Company approved that 1,000,000 preference shares of par value US$0.0002 be designated and issued to Mr. Bin Fu, the Chief Executive Officer and Chairman of the Board of Directors of the Company, as “Series A Preference Shares” such that the holder of a Series A Preference Share shall have 50 votes for every Series A Preference Share. The designation and grant were approved by the special committee of the Board of Directors of the Company (“Board”) at the Special Committee meeting held on May 23, 2025. The Series A Preference Shares were designated and authorized for allotment and issuance with the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

I.	Voting Right: At any general meeting of the Company, on a show of hands or poll, a holder of Series A Preference Shares present in person or by proxy, or if a corporation or other non-natural person by its duly authorised representative or proxy, shall have fifty (50) votes for every fully paid Series A Preference Share held by Such Member; and

II.	Conversion Rights: A Series A Preference Share is convertible into one (1) ordinary share of the Company, par value US$0.0002 per share (“Ordinary Share”) at any time at the written option of the holder thereof. The right to convert shall be exercisable by a holder of Series A Preference Shares by delivering a written notice to the Company that such holder elects to convert a specified number of Series A Preference Shares into Ordinary Shares. In no event shall: (a) Ordinary Shares be convertible into Series A Preference Shares; and (b) any Series A Preference Share convert into Ordinary Shares at a ratio that is less than one-for-one; and

III.	Transfer: Upon any sale, transfer, assignment or disposition of any Series A Preference Share by the registered holder thereof to any person who is not an Affiliate of such registered holder, or upon a change of control of any Series A Preference Share to any person who is not an Affiliate of the registered holder of such Series A Preference Share, as determined by the Board, such Series A Preference Share shall be automatically and immediately converted into one Ordinary Share. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the register of members of the Company; and (ii) the creation of any pledge, mortgage, charge, encumbrance or other third party right of whatever description on any Series A Preference Share to secure a holder’s contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, mortgage, charge, encumbrance or other third party right is enforced and results in the third party holding legal title to the relevant Series A Preference Shares, in which case all the relevant Series A Preference Shares shall be automatically converted into the same number of Ordinary Shares; and

IV.	Conversion: References herein to “converted” or “conversion” shall mean the compulsory repurchase without notice of Series A Preference Shares of any Member and, on behalf of such Member, automatic application of such repurchase proceeds in paying for such new Ordinary Shares into which the Series A Preference Shares have been converted at a price per Series A Preference Share necessary to give effect to a conversion calculated on the basis that the Ordinary Shares to be issued as part of the conversion will be issued at par. The Ordinary Shares to be issued on a conversion shall be registered in the name of such Member or in such name as the Member may direct.

V.	Other rights: All other rights of the Series A Preference Shares will be the same as the Ordinary Shares as set out in the Articles and any other preference shares authorized by the Company.

Series B Preference Shares

On October 10, 2025, the shareholders of the Company approved that 4,000,000 preference shares of par value US$0.0002 be designated and issued to Mr. Xuejun Ji, pursuant to a Securities Purchase Agreement which was entered by the parties dated March 25, 2026. The Company sold 4,000,000 Series B Preference Shares of the Company (the “Shares”) to Mr. Ji at a price of US$0.75 per share, for an aggregate purchase price of US$3,000,000. The Purchaser shall pay the total purchase price of $3,000,000 to the Company and the Company shall issue the applicable Shares in installments: (i) $500,000 for 666,667 Shares on or before March 31, 2026; (ii) $500,000 for 666,666 Shares on or before September 30, 2026; (iii) $1,000,000 for 1,333,334 Shares on or before December 31, 2026; and (iv) $1,000,000 for 1,333,333 Shares on or before March 31, 2027. Each Series B Preference Share has 200 votes at the general meeting of shareholders and is convertible into one ordinary share of the Company at the holder’s option. The designation and issuance of Series B Preference Shares were approved by the Board of Directors and the Company’s shareholders at its extraordinary general meeting held on October 10, 2025. As of the date of this report, Mr. Ji has paid the first installment of $500,000 and 666,667 Series B Preference Shares have been issued to Mr. Ji. The Series B Preference Shares were designated and authorized for allotment and issuance with the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

I. Voting Right: At any general meeting of the Company, on a show of hands or poll, a holder of Series B Preference Shares present in person or by proxy, or if a corporation or other non-natural person by its duly authorised representative or proxy, shall have two hundred (200) votes for every fully paid Series B Preference Share held by such Member; and

II. Conversion Rights: A Series B Preference Share is convertible into one (1) ordinary share of the Company, par value US$0.0002 per share (“Ordinary Share”) at any time at the written option of the holder thereof. The right to convert shall be exercisable by a holder of Series B Preference Shares by delivering a written notice to the Company that such holder elects to convert a specified number of Series B Preference Shares into Ordinary Shares. In no event shall: (a) Ordinary Shares be convertible into Series B Preference Shares; and (b) any Series B Preference Share convert into Ordinary Shares at a ratio that is less than one-for-one; and

III. Transfer: The Series B Preference Shares are freely transferable and any Member may sell, transfer, assign or otherwise dispose of any of his Series B Preference Share to any person subject to and in compliance with the terms of the Articles. Upon registration in the register of members of the Company, the new holder of such Series B Preference Shares shall have the same rights as described in this Certificate of Designations with respect to the Series B Preference Shares of which he/she/it is a registered holder; and

IV. Conversion: The conversion under paragraph II above shall be effected by way of a repurchase of the Series B Preference Shares held by the relevant Member and, on behalf of such Member, automatic application of such repurchase proceeds in paying for such new Ordinary Shares into which the Series B Preference Shares have been converted at a price per Series B Preference Share necessary to give effect to a conversion calculated on the basis that the Ordinary Shares to be issued as part of the conversion will be issued at par. The Ordinary Shares to be issued on a conversion shall be registered in the name of such Member or in such name as the Member may direct; and

V. Other rights: All other rights of the Series B Preference Shares will be the same as the Ordinary Shares as set out in the Articles and any other preference shares authorized by the Company.

Cumulative Voting. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting.

Amendment of Governing Documents. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Warrants

In July 2020, we issued non-redeemable warrants to purchase an aggregate of 150,000 ordinary shares to underwriters in our initial public offering and certain of its affiliates. Such warrants are exercisable by the warrant holders, from December 27, 2020 to 5:00 p.m., Eastern time, June 30, 2025, to purchase, in whole or in part, up to 150,000 of our ordinary shares at a price of $6.00 per share and have cashless exercise options, subject to standard anti-dilution adjustments for share sub-divisions and similar transactions. Such warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). Except as permitted by Rule 5110(g)(1), the underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will any, of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities prior to December 27, 2020. As of August 6, 2026, no warrants were exercised and all have expired.

On March 8, 2022, Skillful Craftsman issued to Tadpole Investing Carnival Limited, a British Virgin Islands company, a warrant to purchase the ordinary shares of Skillful Craftsman for an aggregate exercise price of no more than $10,000,000. Subject to certain limitations that are described below in this paragraph, up until January 3, 2025, the holder may exercise the warrant at the exercise price, which will be (x) $1.80 per share for any part of the warrant that is exercised between March 8, 2022 and January 3, 2023, (y) $2.50 per share for any part of the warrant that is exercised between January 4, 2023 and January 3, 2024, and (z) $3.00 per share for any part of the warrant that is exercised between January 4, 2024 and January 3, 2025, by delivering required documents to Skillful Craftsman. Without the prior written consent of Skillful Craftsman, the holder may not exercise the warrant for more than (i) $4,000,000 up until January 3, 2023, (ii) $7,000,000 up until January 3, 2024, and (iii) $10,000,000 up until January 3, 2025. As of August 6, 2026, no exercise of warrant has occurred and all have expired.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “EDTK.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer LLC. The transfer agent and registrar’s address is 18 Lafayette Pl, Woodmere, NY 11598.